As filed with the Securities and Exchange Commission on February 4, 2019

Registration No. 333-209648

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

(POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-4)

REGISTRATION STATEMENT NO. 333-209648

UNDER

THE SECURITIES ACT OF 1933

SHIRE PLC

(Exact Name of Registrant as Specified in Its Charter)

Jersey (Channel Islands)

(State or Other Jurisdiction of Incorporation or Organization)

98-0601486

(I.R.S. Employer Identification Number)

Block 2, Miesian Plaza, 50-58 Baggot Street Lower, Dublin 2, Republic of Ireland

+353 1 609 6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Attention: Susan O’Reilly

Secretary

Shire plc

Block 2, Miesian Plaza, 50-58 Baggot Street Lower,

Dublin 2, Republic of Ireland

+353 1 609 6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Keiji Hatano

Sullivan & Cromwell LLP

Otemachi First Square

5-1, Otemachi 1-Chome

Chiyoda-ku, Tokyo 100-0004

Japan

+81-3-3213-6171

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 3 (this “Post-Effective Amendment”), filed by Shire plc (“Shire”), relates to the Registration Statement No. 333-209648 (the “Registration Statement”), which was originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on Form S-4 on February 22, 2016, and which was declared effective on April 15, 2016. The Registration Statement was subsequently converted to a registration statement on Form S-3 by Post-Effective Amendment No. 1 thereto, filed on June 3, 2016, and further amended by Post-Effective Amendment No. 2 thereto, filed on June 17, 2016.

As amended, the Registration Statement contained an updated prospectus relating to the offer and sale of 16,205,890 ordinary shares of Shire, par value £0.05 per share (“Shire ordinary shares”) issuable upon the exercise of (i) options (“Shire options”) to acquire Shire ordinary shares or American depositary shares of Shire (“Shire ADSs”) and (ii) awards of restricted stock units (“Shire RSUs” and, together with the Shire options, the “Shire substitute awards”) payable in Shire ordinary shares or Shire ADSs. The Shire substitute awards were granted in substitution for (a) options (“Baxalta Option”) to purchase shares of Baxalta Incorporated (“Baxalta”) common stock, par value $0.01 per share (“Baxalta common stock”), (b) restricted stock units of Baxalta (“Baxalta RSUs”), and (c) performance stock units of Baxalta (“Baxalta PSUs”) previously granted under the Baxalta Incorporated 2015 Incentive Plan (the “Equity Plan”), pursuant to the Agreement and Plan of Merger, dated as of January 11, 2016 (the “Merger Agreement”), by and between Shire, Baxalta and BearTracks, Inc. (“Merger Sub”), under which Baxalta merged into Merger Sub, with Baxalta as the surviving entity, and became a wholly-owned subsidiary of Shire. A total of 16,205,890 Shire ordinary shares were registered under the Registration Statement, as amended.

On January 8, 2019, Takeda Pharmaceutical Company Limited acquired the entire issued and to be issued share capital of Shire (the “Acquisition”) by means of a scheme of arrangement under Article 125 of the Companies (Jersey) Law 1991 (as amended).

As a result of the Acquisition, Shire has terminated all offerings pursuant to the Registration Statement. Shire, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that were registered but which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, Japan, on February 4, 2019.

SHIRE PLC

By:	/s/ Amitabh Singh
	Name:	Amitabh Singh
	Title:	Director

*	Pursuant to Rule 478 under the Securities Act of 1933 no other person is required to sign this Post-Effective Amendment.